Exhibit 5.1
January 31, 2008
Board of Directors
MAKO Surgical Corp.
2555 Davie Road
Ft. Lauderdale, FL 33317
Ladies and Gentlemen:
     We are acting as counsel to MAKO Surgical Corp., a Delaware corporation (the “Company”), in connection with its registration statement on Form S-1, as amended (the “Registration Statement”), filed with the Securities and Exchange Commission relating to the proposed public offering of up to 5,865,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”), of which up to (i) 5,798,333 Shares are to be sold by the Company (the “Company Shares”) and (ii) 66,667 Shares are to be sold by the stockholder identified in the Registration Statement (the“Selling Stockholder Shares”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
     For purposes of this opinion letter, we have examined copies of the following documents:
1.	An executed copy of the Registration Statement.

2.	The Certificate of Incorporation of the Company, filed as Exhibit 3.1 to the Registration Statement, as certified by the Secretary of the State of Delaware on January 10, 2008 and by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

3.	The Bylaws of the Company, filed as Exhibit 3.3 to the Registration Statement, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect.

4.	The proposed form of Underwriting Agreement among the Company and the several Underwriters to be named therein, for whom J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated will act as representatives, filed as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

5.	Resolutions of the Board of Directors of the Company adopted by unanimous written consent on September 17, 2007, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, the authorization of the Underwriting Agreement, the establishment of a pricing committee of the Board of Directors, the issuance and sale of the Company Shares and arrangements in connection therewith.

6.	Certain resolutions of the Board of Directors of the Company, certain resolutions of the stockholders of the Company and the stock record books of the Company, as certified by the Secretary of the Company on the date hereof as being complete, accurate, and in effect, relating to, among other things, authorization of the issuance and sale of the Selling Stockholder Shares.

7.	A certificate of the Secretary of the Company with respect to certain matters relating to the subject matter in this opinion letter.
     In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.
     This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations. As used herein, the term “Delaware General Corporation Law, as amended” includes the statutory provisions contained therein, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.
     Based upon, subject to and limited by the foregoing, we are of the opinion that:
a.	Following (i) execution and delivery by the Company of the Underwriting Agreement, (ii) effectiveness of the Registration Statement, (iii) issuance of the Company Shares pursuant to the terms of the Underwriting Agreement, and (iv) receipt by the Company of the consideration for the Company Shares specified in the resolutions of the Board of Directors and the pricing committee of the Board of Directors authorizing issuance thereof, the Company Shares will be validly issued, fully paid, and nonassessable.

b.	Assuming receipt by the Company of the consideration for the Selling Stockholder Shares specified in the resolutions of the Board of Directors authorizing issuance thereof, the Selling Stockholder Shares are validly issued, fully paid and nonassessable.
     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.
Very truly yours,
/s/ Hogan & Hartson L.L.P.
HOGAN & HARTSON L.L.P.

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